Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hong Kong Fly International Health Care Limited:
     We consent to the use of our report dated March 12, 2008, with respect to the consolidated balance sheet of Hong Kong Fly International Health Care Limited and subsidiary (the “Company”) as of December 31, 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the two-month period ended December 31, 2007, which report appears in the December 31, 2007, annual report on Form 10-K of BMP Sunstone Corporation, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement. Our report contains an explanatory paragraph that states (i) on February 18, 2008, BMP Sunstone Corporation, formerly known as Beijing Med-Pharm Corporation, consummated the acquisition of the remaining 51% of the equity interest in the Company, which was not previously owned and (ii) the financial statements of the Company do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this transaction.
/s/ KPMG
Hong Kong, China
May 8, 2008